EXHIBIT 11

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 AND
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           THREE MONTHS ENDED MARCH 31,                          YEARS ENDED DECEMBER 31,
                    ------------------------------------------   --------------------------------------------------------
                        1996           1996           1995           1995           1995           1994          1993
                     PRO FORMA        ACTUAL         ACTUAL       PRO FORMA        ACTUAL         ACTUAL        ACTUAL
                    ------------   ------------   ------------   ------------   ------------   ------------   -----------
Loss applicable to
 common
shareholders......  $    (46,505)  $    (27,584)  $    (27,115)  $   (154,905)  $   (104,413)  $    (67,362)  $  (108,786)
                    ------------   ------------   ------------   ------------   ------------   ------------   -----------
                    ------------   ------------   ------------   ------------   ------------   ------------   -----------
Weighted average
common shares.....   128,502,847    128,502,847    108,631,354    127,593,713    113,218,711    101,171,427    89,295,531
Incremental shares
 for stock
options(1)........            --             --        504,100        252,050        252,050        504,100       504,100
Incremental shares
 for common share
issuances(1)......            --             --        486,725        133,478        133,478      1,967,141     2,592,558
Incremental shares
 for stock
options(2)........            --             --             --      1,473,259      1,473,259             --            --
                    ------------   ------------   ------------   ------------   ------------   ------------   -----------
Weighted average
 common and common
 equivalent shares
outstanding(2)(3)...  128,502,847   128,502,847    109,622,179    129,452,500    115,077,498    103,642,668    92,392,189
                    ------------   ------------   ------------   ------------   ------------   ------------   -----------
                    ------------   ------------   ------------   ------------   ------------   ------------   -----------
Loss per common
 and common
equivalent
share.............  $       (.36)  $       (.21)  $       (.25)  $      (1.20)  $       (.91)  $       (.65)  $     (1.18)
                    ------------   ------------   ------------   ------------   ------------   ------------   -----------
                    ------------   ------------   ------------   ------------   ------------   ------------   -----------

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(1) Represents the incremental shares for non-qualified options granted to purchase common stock and common stock issued within one year prior to the initial filing of the registration statement for the initial public offering at an exercise price or purchase price below the initial offering price of $10.00 per share.

(2) The effect of the assumed exercise of stock options which were issued in periods prior to the one-year period prior to the initial filing of the registration statement is not included in the weighted average number of common stock shares outstanding for 1994 and 1993 because the effect is antidilutive.

(3) The weighted average common and common equivalent shares outstanding does not include the assumed conversion of the convertible preferred stock in 1993 because the effect of the conversion would be antidilutive.